Exhibit 99.2

Diodes, Inc. Lite-On Semiconductor Acquisition Script

Thursday, August 8 @ 4:00pm CST / 2:00am PST

Call Participants: Diodes: Dr. Keh-Shew Lu, Rick White, Brett Whitmire, Julie Holland and Laura Mehrl

Operator:

Good morning and welcome to Diodes Incorporated’s conference call regarding its proposed acquisition of Lite-On Semiconductor Corporation.  At this time, all participants are in a listen only mode.  At the conclusion of today’s conference call, instructions will be given for the question and answer session.  If anyone needs assistance at any time during the conference call, please press the star followed by the zero on your touchtone phone.

As a reminder, this conference call is being recorded today, Thursday, August 8, 2019.  I would now like to turn the call to Shelton Group, the investor relations agency for Diodes Incorporated.  Brett, please go ahead.

Introduction: Brett Perry, Vice President of Shelton GroupGood morning and thank you for joining our conference call today to discuss the proposed acquisition of Lite-On Semiconductor.  I’m Brett Perry, Vice President of Shelton Group, Diodes’ investor relations firm.With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Brett Whitmire; Corporate Secretary, Rick White; Vice President of Corporate Operations, Julie Holland and Director of Investor Relations, Laura Mehrl.

If you have not yet received a copy of the press release, you can access a copy on Diodes’ website at www.diodes.com under the Investor Relations section. There is also a slide presentation that we will be using in conjunction with this call that may be accessed through the webcast link on Diodes’ website and is also posted as a PDF in the Investor Relations section.

The slide presentation and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms.

Slide 2: Safe Harbor Statement (Brett)

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. These  forward-looking statements include, but are not limited to, statements related to the benefits of the proposed transaction between Diodes Incorporated and Lite-On Semiconductor. These forward-looking statements are based on information available to Diodes and Lite-On Semi as of today, August 8, 2019 and current expectations, forecasts and assumptions involve a number of risks and uncertainties. Actual results may differ materially from these forward-looking statements, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.

The Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995, and assumes no obligation to update these projections in the future as market conditions may or may not change.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days at the Investor Relations section of Diodes’ website at www.diodes.com.And now, it’s my pleasure to turn the call over Diodes’ President and CEO, Dr. Keh-Shew Lu.

Dr. Keh-Shew Lu, President and CEO of Diodes

Thank you, Brett. Welcome everyone, and thank you for joining us today.

We are very excited about today’s announcement regarding the proposed acquisition of Lite-On Semiconductor by Diodes. In addition to offering substantial financial synergies and an attractive rationale for the customers, employees, and shareholders of both companies, I believe this acquisition is another significant milestone on Diodes' path toward achieving our next strategic financial goal of $2.5 billion revenue and $1 billion gross profit by 2025. As we will discuss today, this transaction meets all of our acquisition criteria and will also be immediately accretive to both GAAP and non-GAAP earnings per share.

As Brett mentioned, there is a slide presentation available on our website.  I have asked Julie Holland, our Vice President of Corporate Operations to review this presentation with you as part of today’s call before we open the call for your questions.

Julie Holland, Vice President, Corporate Operations

Thank you, Dr. Lu. It is my pleasure to be here today.

Slide 3: A Strategic Combination

Diodes’ acquisition of Lite-On Semiconductor creates a company with even greater scale and a well-aligned product offering as well as the opportunity for financial and operational benefits for our long-term growth and profitability. When looking at the strengths and attributes of each company, Diodes has:

1)	High volume discrete, analog, logic and mixed-signal products;
2)	Cost-effective wafer fabrication and packaging capabilities;
3)	A strong global presence;
4)	A broad product and customer base with a well-developed global sales channel; and
5)	A strong base business in the consumer, computing and communications markets with an emphasis on expansion in the industrial and automotive markets.

Lite-On Semiconductor has:

1)	A broad portfolio of discrete power devices, analog power ICs and hall effect devices plus a full range of contact image sensors;
2)	Leading market share in bridges for ACDC applications;
3)	An installed base of wafer fab and assembly capacity that is currently under-utilized; and
4)	A large ownership stake in Diodes stock, holding over 15% of our outstanding shares.

When combined, the consolidated company will offer:

1)	A broader footprint of discrete and protection product;
2)	An expanded business base in Asia including Diodes’ participation in the contact image sensor market;

3)	Operating and administrative synergies;
4)	Access to incremental manufacturing capacity for both wafer fab and assembly; and
5)	Financial value with positive impact to revenue, EBITDA and earnings per share.

Slide 4: Lite-On Semiconductor Highlights

Let me provide an overview of Lite-On Semiconductor’s business from a corporate, manufacturing and financial perspective. As an Asia-based supplier of “green” power semiconductors specializing in discrete and analog products, Lite-On Semiconductor has an extended portfolio of product lines including rectifiers, protection products, and photo diodes, as well as power ICs and hall effect devices.  In addition, Lite-On offers a full range of contact image sensors that support a wide variety of computing, industrial and financial equipment applications.  Lite-On’s target markets include system power and switching power applications in the communications, information technology, and consumer electronics arena.

Lite-On Semiconductor is a publicly-held company that was established in 1990, is listed on the Taiwan stock exchange, and is headquartered in Taipei.  The company has over 2300 employees, with its product development, operations, and business management teams based in Taiwan and sales offices in Taiwan, China and the US.

Lite-On Semiconductor has internal wafer fabrication plants in Hsinchu and Keelung, Taiwan and in Shanghai and Wuxi, China.  Lite-On also has product packaging and test facilities in Keelung, Taiwan and in Shanghai and Wuxi, China.  They offer wafer foundry and assembly subcon services to external customers from these manufacturing facilities as well as supporting a significant percentage of their own production requirements.

In terms of financials, Lite-On Semiconductor reported revenue of approximately $247 million US dollars in 2018 and $41 million in gross profit.  Their cash and short-term investments were $91 million as of the end of 2018.

Slide 5: Transaction Rationale

Lite-On Semiconductor's business profile supports our rationale for the transaction and will benefit Diodes’ business and expand our product portfolio.

The rationale for the transaction includes:

1)

The extension of our overall discrete product offering with a range of rectifiers, protection products, and photo diodes, plus additional discrete power devices such as IGBTs and MOSFETs.  Together, Diodes and Lite-On Semiconductor will be the world’s largest supplier of bridge products for ACDC applications, a focus market for both companies.

2)

The transaction offers benefits of scale that will drive operational and manufacturing efficiencies to increase profitability. Also, we will be able to leverage Diodes’ extensive sales channel, providing the Lite-On product lines expanded sales opportunities through exposure to Diodes’ larger customer-base across additional market spaces.  Diodes will be able to use Lite-On’s wafer fab and assembly test capacity to provide head-room for our growth, while allowing increased manufacturing flexibility, including more opportunities for internal dual-sourcing.

3)

Financially, the transaction allows the recapture of the over 15% of DIOD shares outstanding currently held by Lite-On Semiconductor.  This business combination will be immediately accretive to revenue, EBITDA, and earnings-per-share.

4)

And finally, this transaction aligns with Diodes’ strategy to drive future growth through select acquisitions. We have a successful track record of integrating acquisitions, including FabTech in year 2000, Anachip and APD Semiconductor in 2006, Zetex in 2008, BCD and PAM in 2013, and Pericom in 2015.

The terms of the acquisition include a purchase price of $NT42.50 per share for a total consideration of approximately $428 million US dollars. The acquisition is expected to close in April of 2020. The boards of both companies have approved the transaction, which is still subject to approval by Lite-On’s shareholders, as well as other customary closing conditions and regulatory approvals.

Slide 6: Lite-On Manufacturing Infrastructure

Turning now to manufacturing, the Lite-On manufacturing infrastructure includes wafer fabs in Hsinchu and Keelung, Taiwan, and in Shanghai and Wuxi, China.  Lite-On runs a variety of process technologies in these wafer fabs, including a TVS process with ultra-low junction capacitance, both trench and rugged planar Schottky technology, super junction MOSFET processes up to 650V, and an IGBT technology rated to 1200V and 40A.  Lite-On’s analog wafer technologies include competitive BCD, bipolar, and

CMOS capabilities.  These wafer fabs offer a combined capacity of approximately 160K 6” equivalent wafers per month.

Lite-On Semiconductor has product packaging and test facilities in Keelung, Taiwan and Shanghai and Wuxi, China.  They build SMA/B/C packages as well as surface mount, through-hole, and DFN package technologies.  Lite-On has combined internal assembly test capacity for over 500MU per month.

This incremental wafer fab and assembly capacity will allow Diodes additional manufacturing flexibility, and the opportunity for internal dual-sourcing across multiple locations for supply risk reduction and operational efficiencies.

Slide 7: Pro-forma Financial Overview

This transaction provides Diodes with a larger revenue base as well as the ability to drive significant increases in earnings per share due to the recapture of Lite-On’s holdings of over 15% of Diodes shares outstanding.    We expect this transaction to be immediately accretive.

When looking at pro-forma results based on a calendar year for the combined company, revenue for 2Q19 would have been approximately $370 million and $1.5 billion for the trailing twelve months.  Gross profit for 2Q19 would expand to approximately $128 million, with a trailing twelve month figure of nearly $500 million.  Gross profit margin would decrease for the combined company based on Lite-On Semiconductor’s current manufacturing utilization.  We expect the gross margin to improve as Diodes introduces additional loadings and capabilities to these facilities.

Non-GAAP earnings per share would increase from $0.77 to $0.85 in 2Q19, and would increase to $3.29 on a trailing twelve month basis.  These EPS figures include the interest cost of this transaction and the recapture of Lite-On’s holding of Diodes shares, and do not consider any additional benefit from operational synergies as a combined company.

Slide 8: Significant Step in Executing Strategic Plan

We believe that Lite-On Semiconductor represents a significant step forward in executing Diodes’ strategic growth plan to achieve $2.5 billion in revenue and $1 billion in gross profit by year 2025.

As you can see from the chart on slide 8, the combined company’s trailing twelve month revenue of $1.5B represents an implied compound annual growth rate for revenue of over 11%, suggesting that this transaction puts us well on the way to achieving our revenue growth goal.

Similarly, the progress toward our gross profit goal of $1 billion by 2025 is even more encouraging, as this transaction would allow us to reach $500M immediately on a trailing twelve month basis, with an implied compound annual growth rate that is even faster than our revenue growth trajectory.

In addition, Lite-On’s low overhead spending rates would average down our operating expense rates for R&D and SG&A, creating further favorable impact to our progress toward a goal of 20% profit from operations.

Slide 9: Diodes Strategy: Profitable Growth

To conclude, Diodes’ focus continues to be on generating profitable growth through a combination of manufacturing cost leadership, high volume end market focus, strong customer relationships, aggressive new product introductions, product portfolio expansion, innovative process and packaging technology as well as select strategic acquisitions. Lite-On Semiconductor is another key milestone in this growth strategy, and we look forward to the combined company’s success.

With that, we will now open the call for questions.

Q&A Session

Upon Completion of the Q&A…

Thank you to everyone for joining us today. We look forward to providing additional updates regarding the integration of Lite-On Semiconductor and the expanded opportunities for Diodes.

Operator, we may now disconnect.